Exhibit 99.1


           Barnes & Noble.com Reports Results for Q4 2003;
   Q4 Comparable Sales Increase 8.2 Percent; EBITDA Profit Achieved

    NEW YORK--(BUSINESS WIRE)--Jan. 29, 2004--Barnes & Noble.com (Nasdaq:BNBN) (www.bn.com) announced today its EBITDA (earnings before interest, taxes, depreciation and amortization) for the fourth quarter of 2003 was $0.3 million as compared with an EBITDA loss of ($6.7) million in the fourth quarter of 2002.(1)
    The company's comparable sales for fourth quarter 2003 were $138.4 million, an 8.2 percent increase over the prior year period. Full-year comparable sales were $437.2 million, a 3.4 percent increase over fiscal 2002. Comparable sales reflect the gross amount of used and out-of-print sales, consistent with how these sales were recorded in the prior year. The company has been recording used and out-of-print sales on a net commission basis since April 2003 due to the launch of a new business arrangement for the used and out-of-print business whereby the company acts as an agent on those sales. Fourth quarter 2003 net sales were $133.4 million, a 4.3 percent increase, as compared with the fourth quarter of 2002. Full-year 2003 net sales were $424.8 million.
    The fourth quarter gross margin was 24.5 percent, a significant increase from 21.6 percent in the fourth quarter of 2002. Full year gross margin increased to 24.5 percent from 22.6 percent in 2002. The substantial gross margin improvement resulted from increased efficiencies realized from internal fulfillment operations, the change in the model for used and out-of-print books, as well as less promotional activity during the holiday season.
    The company continued to realize greater operational efficiency, reducing its total operating expenses on both a dollar basis and as a percentage of net sales for the fourth quarter of 2003 and for the full-year 2003. Total operating expenses decreased 10.9 percent quarter over quarter and 12.5 percent year over year. As a percentage of net sales, operating expenses decreased to 28.7 percent in fourth quarter 2003 from 33.5 percent in fourth quarter 2002 and decreased to
35.2 percent for full-year 2003 from 40.4 percent for full-year 2002. The net loss for the fourth quarter was ($5.5) million, or ($0.03)
per share, a 63.2 percent improvement from a net loss of ($15.0) million, or ($0.09) per share for the fourth quarter of 2002. Full-year 2003 net loss was ($45.0) million, or ($0.28) per share, a
38.9 percent improvement from full-year 2002 results.
    "We are extremely pleased with our fourth-quarter results," said Marie Toulantis, chief executive officer of Barnes & Noble.com. "Our customers responded to our strong marketing and merchandising programs driving sales to increase over eight percent on a comparable basis. We were able to expand our gross margins and leverage our operating expenses on a higher sales base, which enabled us to reach our stated goal of EBITDA profitability."

    First Quarter 2004 Outlook

    Net sales are expected to range between $105 million and $115 million, resulting in a net loss per share of ($0.06) to ($0.08) per share.

    Full-Year 2004 Outlook

    Net sales are expected to range between $435.0 million and $475 million, resulting in a net loss per share of ($0.13) to ($0.18) per share.

    About Barnes & Noble.com

    Barnes & Noble.com is a leading Internet-based retailer of books, music, DVD/video and online courses. Since opening its online store (www.bn.com) in March 1997, Barnes & Noble.com has attracted more than 17 million customers in 230 countries. Barnes & Noble.com's bookstore includes the largest in-stock selection of in-print book titles with access to approximately one million titles for immediate delivery, supplemented by more than 30 million listings from its nationwide network of out-of-print, rare and used book dealers. Barnes & Noble.com offers its customers fast delivery, easy and secure ordering, and rich edit orial content.

    SAFE HARBOR

    This release may contain forward-looking statements regarding expectations of the company. These statements are based on the beliefs of the management of the company as well as assumptions made by and information currently available to the management of the company. Such statements reflect the current views of the company with respect to future events, the outcome of which is subject to certain risks, including among others general economic and market conditions, changes in product demand, the growth rate of Internet usage and e-commerce, possible disruptions in the company's computer or telephone systems, possible increases in shipping rates or interruptions in shipping service, effects of competition, the level and volatility of interest rates, the performance of the company's new product initiatives, the successful integration of acquired businesses, unanticipated adverse litigation results or effects, product shortages, changes in tax and other governmental rules and regulations applicable to the company and other factors, risks and uncertainties more specifically set forth in the company's public filings with the Securities and Exchange Commission. The forward-looking statements herein speak only as of the date of this release. The company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in the company's expectations or any changes in events, conditions, or circumstances on which any such statement is based. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein.

    (1) The fourth quarter 2003 EBITDA of $0.3 million consisted of a net loss of ($5.5) million before interest income of $0.04 million and depreciation and amortization of ($5.8) million. The fourth quarter 2002 EBITDA loss of ($6.7) million consisted of a net loss of ($15.0) million before interest income of $0.22 million and depreciation and amortization of ($8.5) million. The company's management considers EBITDA to be an important measure in evaluating the company's financial performance and uses this measure in managing ongoing operations.

                       --Two tables to follow--


                        barnesandnoble.com inc.
                 Consolidated Statements of Operations
             (thousands of dollars, except per share data)
                              (unaudited)


                            Three months ended    Twelve months ended
                           --------------------- ---------------------
                           December   December   December   December
                           31, 2003   31, 2002   31, 2003   31, 2002
                           ---------- ---------- ---------- ----------

Net sales                   $133,381   $127,880   $424,815   $422,827

Cost of sales                100,712    100,224    320,627    327,258
                           ---------- ---------- ---------- ----------
  Gross profit                32,669     27,656    104,188     95,569
                           ---------- ---------- ---------- ----------

Operating expenses:
    Fulfillment and
     customer service         11,182      9,753     36,595     35,990
    Marketing, sales and
     editorial                 7,444      9,030     30,390     35,760
    Technology and web site
     development               7,557      8,765     30,725     35,787
    General and administrative 6,210      6,463     25,548     26,265
    Depreciation and
     amortization              5,845      8,549     26,167     33,502
    Equity in net loss of
     equity investments
     including related
     amortization of
     intangibles                   -        358          -      3,537
                           ---------- ---------- ---------- ----------
     Total operating
      expenses                38,238     42,918    149,425    170,841

Operating loss                (5,569)   (15,262)   (45,237)   (75,272)
Interest income, net              40        220        226      1,615
                           ---------- ---------- ---------- ----------
     Net loss                $(5,529)  $(15,042)  $(45,011)  $(73,657)
                           ---------- ---------- ---------- ----------

Basic net loss per
 common share                 ($0.03)    ($0.09)    ($0.28)    ($0.46)

Average shares (diluted if
 converted) (1)              161,666    158,795    159,994    158,791





                        barnesandnoble.com inc.
           Consolidated Statements of Operations (continued)
             (thousands of dollars, except per share data)
                              (unaudited)


                            Three months ended     Twelve months ended
                            -------------------   --------------------
                            December   December   December   December
                            31, 2003   31, 2002   31, 2003   31, 2002
                            --------   --------   --------   --------

Percent of net sales:

Gross margin                    24.5%      21.6%      24.5%      22.6%

Operating expenses:
  Fulfillment and
   customer service              8.4        7.6        8.6        8.5
  Marketing, sales and editorial 5.6        7.1        7.2        8.5
  Technology and web site
   development                   5.7        6.8        7.2        8.5
  General and administrative     4.7        5.0        6.0        6.2
  Depreciation and amortization  4.4        6.7        6.2        7.9
  Equity in net loss of equity
   investments including related
   amortization of intangibles     -        0.3          -        0.8
                              ------    -------    -------    -------
   Total operating expenses     28.7      33.5        35.2       40.4

Operating loss                  (4.1)     (11.9)     (10.6)     (17.8)
Interest income, net             0.0        0.1        0.0        0.4
                              -------   --------   --------   --------
  Net loss                      (4.1)%   (11.8)%     (10.6)%   (17.4)%
                              --------  --------   --------   --------

(1) Includes the conversion of outstanding membership units of barnesandnoble.com llc converted into outstanding shares of barnesandnoble.com inc.



                        barnesandnoble.com inc.
                      Consolidated Balance Sheets
        (thousands of dollars, except share and per share data)


                                     December 31,        December 31,
                                        2003                2002
                                    --------------      --------------
                                      (unaudited)
ASSETS

Current assets:
    Cash and cash equivalents           $  68,344          $  70,144
    Receivables, net                        5,368             14,631
    Merchandise inventories                57,900             48,303
    Prepaid expenses and other
     current assets                         4,072              3,991
                                        ----------        -----------
          Total current assets            135,684            137,069
                                        ----------        -----------
Fixed assets, net                          48,474             58,871
Goodwill, net                              13,777             13,777
Other non-current assets                       23                 17
                                        ----------        -----------
          Total assets                  $ 197,958         $  209,734
                                        ==========        ===========
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable                   $   13,277         $   16,071
    Accrued liabilities                    77,142             70,456
    Payable to affiliate                   71,957             48,261
                                        ----------        -----------
          Total current liabilities       162,376            134,788
                                        ----------        -----------
Minority interest                          18,581             52,305
                                        ----------        -----------
Commitments and contingencies
Stockholders' equity:
    Preferred Stock: $0.001 par value;
     50,000,000 shares authorized; none
     issued and outstanding                     -                  -
    Common Stock Series A: $0.001 par value;
     750,000,000 shares authorized;
     48,280,087 and 43,802,228 shares
     issued and outstanding                    48                 44
    Common Stock Series B: $0.001 par value;
     1,000 shares authorized; 1 share issued
     and outstanding                            -                  -
    Common Stock Series C: $0.001 par value;
     1,000 shares authorized; 1 share issued
     and outstanding                            -                  -
    Paid-in capital                       194,996            189,294
    Accumulated deficit                  (178,043)          (166,697)
                                        ----------        -----------
Total stockholders' equity                 17,001             22,641
                                        ----------        -----------
   Total liabilities and
    stockholders' equity                $ 197,958         $  209,734
                                        ==========        ===========



    CONTACT: Carolyn Brown
             Director
             Corporate Communications
             Barnes & Noble.com
             212-633-4062
             cbrown@bn.com
             or
             Kevin Frain
             Chief Financial Officer
             Barnes & Noble.com
             212-414-6093
             kfrain@book.com